EXHIBIT 99.1

CONTACTS:	Metro One Telecommunications, Inc.
Gary Henry, Chief Executive Officer

(503) 643-9500

Financial Dynamics

Brendan Lahiff (Investors)

(415) 439-4504

METRO ONE ANNOUNCES PRIVATE PLACEMENT

PORTLAND, Oregon – June 6, 2007 – Metro One Telecommunications, Inc. (Nasdaq: INFO) announced today the sale of $2.2 million of Series A convertible preferred stock and warrants to purchase Series A convertible preferred stock in a private placement with two of its largest shareholders, Columbia Ventures Corporation and Everest Special Situations Fund L.P. The sale of the preferred stock and warrants is the initial part of a financing that may ultimately result in the issuance of an aggregate of up to $10 million of the Company’s Series A preferred stock and preferred stock warrants. The Company plans to use the net proceeds for general corporate purposes.

The initial closing of the financing consisted of the sale of 220 shares of the preferred stock for $10,000 per share, which shares are convertible into shares of the Company’s common stock at $1.78 per share, and warrants to purchase an additional 77 shares of preferred stock for $10,000 per share. The 220 shares of preferred stock are convertible into an aggregate of 1,235,955 shares of the Company’s common stock and, if the warrants are exercised in full, the additional 77 shares of preferred stock will be convertible into an aggregate of 432,583 shares of common stock.

In connection with the initial closing of the financing, the Company also issued convertible notes in an aggregate principal amount of $7.8 million. Subject to certain conditions relating to the Company’s non-restricted cash balances, it can draw on the notes, which draws will bear interest at a rate of 13%. The convertible notes have a four-month term and the principal amount of the notes will be converted into 780 shares of the preferred stock immediately following approval by the Company’s shareholders of the issuance of the additional shares of preferred stock and warrants in the financing. Any interest that might accrue on any draws on the notes will also convert into preferred stock. Upon conversion of the principal amount of the notes, the holders will also receive warrants evidencing the right to purchase approximately 273 shares of preferred stock. If the Company’s shareholders fail to approve the issuance of the preferred stock convertible upon conversion of the notes and exercise of the warrants, any amounts drawn under the notes will immediately become due and payable.

The Company has granted a security interest in certain of its assets as security for the convertible notes to the extent that it draws down funds. The Company has also agreed to file a registration statement with the Securities and Exchange Commission covering the shares of common stock issuable upon conversion of the preferred stock.

The Company expects to seek shareholder approval for the issuance of the securities in the second closing of the financing at the Company’s next annual meeting to comply with the Nasdaq Stock Market’s continued listing requirements.

The Company also announced today certain changes in the composition of its Board of Directors that became effective with the initial closing of the private placement. William Rutherford, Chairman of the Board of Directors, and Board member Murray Swanson, have resigned from the Board of Directors, and Kenneth D. Peterson, Jr. and Jonathan A. Ater have been elected to the Board. Mr. Peterson is Chairman and Chief Executive Officer of Columbia Ventures Corporation, one of the investors in the private placement, and Mr. Ater is a partner in Ater Wynne LLC, a law firm based in Portland, Oregon. Elchanan (Nani) Maoz, the Chairman and Chief Executive Officer of Everest Special Situations Fund, L. P., the other investor in the financing, is already a member of the Board.

The preferred stock, warrants and notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any other jurisdiction and may not be offered or sold in the United States or to or for the benefit of U.S. persons unless so registered except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable securities laws in such other jurisdictions. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the preferred stock, warrants or notes, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About Metro One Telecommunications

Metro One Telecommunications, Inc. is a developer and provider of Enhanced Directory Assistance and other information services. The Company operates call centers located in the United States.

Additional Information and Where to Find It

In connection with the sale of securities described above, Metro One will file a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission ("SEC"). Shareholders of Metro One are urged to read the proxy statement and any other relevant documents when they become available because they contain important information. Investors and security holders can obtain free copies of the definitive proxy statement and other relevant documents when they become available can be obtained by writing to Investor Relations, Metro One Telecommunications, Inc., 11200 Murray Scholls Place, Beaverton, Oregon 97007. In

addition, documents filed with the SEC by Metro One are available free of charge at the SEC's web site at www.sec.gov.

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of shareholders of the Company in connection with the financing, and their interests in the solicitation, will be found in Metro One's proxy statement filing on Schedule 14A to be filed with the SEC in connection with the shareholder solicitation.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, but not limited to, the constitution of the Company's board of directors following the transaction, Metro One's future growth, the timing of the closing of the financing, shareholder approval and the ownership percentages in the Company of existing shareholders and following the financing, and other factors detailed in the Company’s Securities and Exchange Commission filings. These risks, uncertainties and factors are not exclusive, and the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release, except as required by law. The forward-looking statements should be considered in light of these risks and uncertainties.